Exhibit 99.1

Ducera Confidential. Subject to FRE 408. Preliminary Draft – Subject to Material Revision. Illustrative Transaction Counterproposal Project Grin March 23, 2023

Confidential. Subject to FRE 408.
Preliminary Draft – Subject to Material Revision.

Summary of Key Terms: Secured Delayed Draw Term Loan

- Below reflects a summary of proposed key terms with respect to the new money capital ("Secured Delayed Draw Term Loan"):

	Secured Delayed Draw Term Loan
	Company Counter (3/23)
Borrowers / Obligors	▪ Same as HPS Facility: additional obligors TBD based on diligence
Commitment	▪ $85M
Availability	▪ (i) $45 million available at close ▪ (ii) $40 million available upon release of Q3 2023 results, expected to be released on November 1, 2023 – Minimum liquidity covenant in accordance with HPS / ABL facility – Achievement of Adjusted GAAP EBITDA, based on cumulative Q2 and Q3 2023 results with 20% downside cushion. Adjusted GAAP EBITDA based on the core business (see schedule attached) – Launch of SmileMaker in the United States
Maturity	▪ August 1, 2025 (6 months prior to existing convertible maturity)
Interest Rate	▪ 10.0% cash interest and 7.0% share-pay ▪ Payable monthly ▪ Share-pay delivery mechanic: [TBD] ▪ No ticking fee
Security and Collateral	▪ 2nd lien to HPS Facility (or future ABL facility) collateral ▪ 1st lien on all unencumbered assets
Covenants	▪ Customary for a facility of this nature, including the following: – Information rights, including 13-week cash flows [TBD] – EOD if total liquidity falls below the greater of: (i) minimum liquidity as required under HPS Facility (or future ABL facility) and (ii) $30M
Warrant Package	▪ Upfront fee equal to 5.0% of the drawn amount ($45M) payable in freely tradeable shares upon funding. The remaining warrant fee of 5% will be earned upon funding of additional $40M
Board and Governance	▪ 1 Board Seat. Lender to put forth 3 candidates with the company able to choose from the selected candidates
Fees and Expenses	▪ SDC will pay reasonable and documented fees and expenses incurred by the Noteholders, solely associated with the engagement of Ducera Partners and Paul Weiss
Make-Whole Call	▪ Traditional make-whole upon a Change of Control or Fundamental Change ▪ Provisionally callable at the Company's election [TBD]
Other	▪ Subject to achieving satisfactory intercreditor agreement with HPS or having the HPS Facility refinanced, subject to a satisfactory intercreditor agreement ▪ Customary registration rights

2

Paul | Weiss Ducera

Ducera Confidential. Subject to FRE 408. Preliminary Draft – Subject to Material Revision. ▪ Below reflects a summary of proposed key terms with respect to the new uptiered convertible notes (“New Notes”): Summary of Key Terms: New Notes 3 New Notes Company Counter (3/23) Exchange Terms ▪ Exchange of existing 0.0% Convertible Notes into new convertible notes at an exchange rate of 60% of par ▪ Full exchange to be executed at transaction close ▪ Exchange only for new money participants with a maximum participation of $315 million of principal 0.0% Convertible Notes Maturity ▪ February 1, 2026 Interest Rate ▪ 5.0% cash or 7.0% share - pay at the Company’s election ▪ Share - pay delivery mechanic: [TBD] Security and Collateral ▪ 3 rd lien to HPS Facility (or future ABL facility) collateral ▪ 2 nd lien on Secured Delayed Draw Term Loan collateral Conversion ▪ Conversion Price struck at $1.00 ▪ Underlying shares to be freely tradeable at transaction close Covenants ▪ Customary for a facility of this nature, including the following: − Information rights, including 13 - week cash flows [TBD] − EOD if total liquidity falls below the greater of: ( i ) minimum liquidity under HPS Facility (or future ABL facility) and (ii) $ 40 30M Board and Governance ▪ None Fees and Expenses ▪ SDC will pay reasonable and documented fees and expenses incurred by the Noteholders, solely associated with the engagement o f D ucera Partners and Paul Weiss Make - Whole and Callability ▪ Traditional make - whole upon a Change of Control or Fundamental Change ▪ Make - whole interest upon Voluntary Conversion shall be equal to the lesser of ( i ) 2 - years or (ii) until the stated maturity ▪ Provisionally callable at the Company’s election if share price exceeds 150% of the Conversion Price for 20 of 30 days

Ducera Confidential. Subject to FRE 408. Preliminary Draft – Subject to Material Revision. ▪ Below we outline the Q2 and Q3 2023 EBITDA forecasts based on the latest financial model. The second draw of capital will be con tingent upon achievement of the cumulative Q2 and Q3 forecast with a 20% downside cushion along with the other draw conditions. ▪ Draw Conditions – The Company will satisfy the second draw condition upon achievement of Adjusted GAAP EBITDA, based on the combined Q2 and Q3 results with 20% downside cushion – The below schedule outlines the projected EBITDA forecast for the periods and 20% downside cushion Projected 2023 Quarterly Forecasts (Adjusted GAAP EBITDA) 4 Quarterly Forecast Cumulative Forecast 20% Downside Cushion Q2'23 ($11,524,740) ($11,524,740) - Q3'23 $1,347,341 ($10,177,399) ($12,212,879)

Ducera Confidential. Subject to FRE 408. Preliminary Draft – Subject to Material Revision. The information herein has been prepared exclusively for the Recipient by Ducera Partners LLC ("Ducera"). The information con tai ned herein is based on publicly available sources and Ducera has not assumed any responsibility for independently verifying such informatio n. No representation or warranty, express or implied, is or will be made, and no responsibility or liability is or will be accepted , b y Ducera or by any of its officers, directors or agents as to or in relation to the accuracy or completeness of any information contained herein. I n f urnishing this information, Ducera undertakes no obligation to provide the Recipient with access to additional information, to update any in for mation contained herein, or to correct any inaccuracies herein. These materials and the information contained herein are confidenti al and may not be disclosed publicly or made available to third parties without the prior written consent of Ducera. Disclaimer